Exhibit 23(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-200794 and No. 333-254578 on Form S-8 of our report dated June 12, 2023, relating to the financial statements and supplemental schedule of BPX Energy Employee Savings Plan appearing in this Annual Report on Form 11-K of BPX Energy Employee Savings Plan for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
June 12, 2023